Exhibit 2.3

REPRESENTATION AGREEMENT

         This Representation Agreement is made and entered into as of this 10th day of October, 2002 by and among EVEolution Ventures (USA), Inc., an Arizona corporation (the “Acquiring Corporation” or “EVE USA”), Bear Creek Mining Company, an Arizona corporation (the “Acquired Corporation” or “BCMC”), and EVEolution Ventures Inc., a British Columbia company (“EVE”) and Andrew T. Swarthout (the “Covenantor”).

RECITALS:

A.     EVE USA, BCMC and EVE are entering into an agreement (the “Merger Agreement”) dated the date hereof and contemporaneously herewith whereby BCMC will be merged into EVE USA, EVE USA will be the surviving corporation and Shareholders (as hereinafter defined) will receive shares of EVE (the “Merger”).

B.     The authorized capital stock of BCMC will on the Closing Date (as defined in the Merger Agreement) consist of 10,000,000 shares of common stock, without par value (the “BCMC Common Stock”), of which 8,600,000 shares will on the Closing Date be (as provided under Recital D) issued and outstanding and held by shareholders of record of BCMC (“Shareholders”) as set out in Schedule “A” attached and forming part of this Agreement, under the column headed “Shares”.

C.     BCMC is the sole general partner of (“PeruEx”), an Arizona State Limited Liability Limited Partnership with mining exploration assets located primarily in Peru, which are owned and managed by BCMC’s Peruvian branch, Bear Creek Mining Company Sucursal del Peru (“BCSP”).

D.     Immediately prior to the completion of the Merger, BCMC intends to complete an exchange of securities with all of the limited partners of PeruEx whereby BCMC will acquire all of the limited partnership interests in PeruEx in exchange for shares in the common stock of BCMC, such that each of the Shareholders will hold the number of shares of the Acquired Corporation as set out in Schedule “A” attached and forming part of this Agreement, under the column headed “Shares” for a total of 8,600,000.

E.     The authorized capital stock of the EVE USA consists of 10,000,000 shares of common stock, without par value (the “EVE USA Common Stock”), of which 8,600,000 shares will on the Closing Date be issued and outstanding and held by EVE. On the Closing Date, 8,600,000 common shares without par value in the capital of EVE (the “Transaction Shares”), will be held by the EVE USA which are to be transferred to the Shareholders in exchange for their shares in BCMC, on a one for one basis, as set forth in the Merger Agreement.

F.     Immediately following the completion of the Merger, EVE will, among other things, complete a prospectus financing (“Financing”) consisting of the issuance of 11,000,000 units of EVE at a price of $0.50 per unit for gross proceeds of $5,500,000 and repay outstanding loans (the “BCMC Loan”) in the aggregate amount of US$500,000 through the issuance of 1,000,000 Loan Units.

G.     The respective boards of directors of the EVE USA and BCMC deem it advisable and generally in the best interests and to the advantage of each corporation, and of the shareholders of each, that BCMC will be merged into EVE USA in accordance with this Agreement and the laws of the State of Arizona on terms whereby the Shareholders of BCMC’s Common Stock outstanding immediately prior to such Merger will receive therefore the number of Transaction Shares as set out beside the Shareholders name in Schedule “A” under the column headed “Number of Transaction Shares”, and that EVE USA shall be the surviving corporation.

H.     The Parties desire to enter into this Representation Agreement to set out the respective representations and warranties, conditions precedent, covenants and ancillary matters to the completion of the Merger.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants herein contained, the parties hereby agree as follows:

1. Definitions

1.1 Merger Agreement — Unless otherwise defined herein or the context otherwise requires, the terms with initial capital letters herein shall have the meanings given to them in the Merger Agreement.

2. Representations and Warranties

2.1 Representations and Warranties of BCMC — In order to induce EVE USA and EVE to enter into this Agreement and in the case of EVE USA only the Merger Agreement and complete its obligations hereunder and thereunder, BCMC represents and warrants to the EVE USA and EVE that, as at the date of execution of this Agreement and immediately prior to the closing of the Merger:

(a)	BCMC is duly incorporated under the laws of the state of Arizona, and is in good standing with respect to the filing of annual returns with the Arizona Secretary of State;

(b)	BCMC will on the Closing Date be authorized to issue 10,000,000 shares of the common stock of which 8,600,000 shares will on the Closing Date (subject to the completion of the exchange of securities as contemplated by Recital D having been completed) be outstanding, registered in the names of the persons set out in Schedule “A” attached hereto under the column headed “Shares”;

(c)	other than the shares referred to in paragraph (b), there will on the Closing Date be no other shares, options, warrants, convertible notes or debentures, agreements, documents, instruments or other writings of any kind whatsoever which constitute a “security” of BCMC;

(d)	the charter (constating) documents of BCMC have not been altered since the incorporation of BCMC or, if they have been, all such alterations are contained and reflected in the minute book of BCMC;

(e)	all of the material transactions of BCMC have been promptly and properly recorded or filed in, or with the books or records of, BCMC and the minute books of BCMC contain all records of the meetings and proceedings of Shareholders and directors of BCMC since its incorporation;

(f)	the only business carried on by BCMC since its incorporation has been to act as the general partner of PeruEx;

(g)	BCMC has good and sufficient right and authority to enter into this Agreement and to carry out its obligations under this Agreement on the terms and conditions set forth herein, and this Agreement is a binding agreement on BCMC, enforceable against it in accordance with its terms and conditions;

(h)	there are no outstanding actions, suits, judgments, investigations or proceedings of any kind whatsoever against or affecting BCMC or BCSP at law or in equity or before or by any federal, provincial, state, departmental, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever nor are there, to the best of its knowledge, any pending or threatened;

(i)	to the best of its knowledge, neither BCMC nor BCSP is in breach of any applicable law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever in any material respect;

(j)	the execution and delivery of this Agreement and the performance of the parties’ obligations under this Agreement will not:

(i)	conflict with, or result in the breach or the acceleration of, any indebtedness under, or constitute default under, the charter or constating documents of BCMC, or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which BCMC is a party, or any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever; or

(ii)	to the best of its knowledge, result in the violation of any law, ordinance, statute, regulation, by-law, order or decree of any kind in any material respect;

(k)	BCMC and BCSP collectively hold all licences and permits that are required for carrying on the business of BCMC and PeruEx in the manner in which such business has been carried on and in the manner in which such business will need to be carried on in order for both BCMC and PeruEx to meet their obligations under this Agreement and such licences and permits are in good standing;

(l)	BCMC and BCSP, or either of them, are the registered legal owners of all of the properties and assets (collectively the “Assets”) listed in Schedule “B” to this Agreement, free and clear of all liens, charges and encumbrances of any kind whatsoever save and except for those specified as “Permitted Encumbrances” in Schedule “B” of this Agreement;

(m)	neither BCMC nor to the best of BCMC’s knowledge, information and belief, its management has withheld from EVE USA any material information necessary to enable EVE USA to make an informed assessment and valuation of the business, assets and liabilities of BCMC;

(n)	the financial statements of both BCMC and PeruEx, attached hereto as Schedule “C” are true and correct in every material respect and respectively, present fairly and accurately the financial position and results of the operations of both BCMC and PeruEx for the periods then ended and each of BCMC’s and PeruEx’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis;

(o)	the books and records of BCMC disclose all material financial transactions of BCMC since its incorporation, and such transactions have been fairly and accurately recorded;

(p)	except as disclosed in either BCMC’s or PeruEx’s Financial Statements or otherwise disclosed in writing by BCMC:

(i)	neither BCMC nor PeruEx is indebted to any of its respective shareholders or unit holders except in respect of the BCMC Loan;

(ii)	none of the Shareholders, unit holders or any other officer, director or employee of BCMC or PeruEx is indebted or under any monetary or other legal obligation to either BCMC or PeruEx on any account whatsoever; and

(iii)	neither BCMC nor PeruEx has guaranteed or agreed to guarantee any debt, liability or other obligation of any kind whatsoever of any person, firm or corporation of any kind whatsoever;

(q)	there are no material liabilities of either BCMC or PeruEx, whether direct, indirect, absolute, contingent or otherwise, which are not disclosed or reflected in BCMC’s or PeruEx’s financial statements except for the BCMC Loan and those incurred in the ordinary course of business of BCMC and PeruEx since their date of incorporation and establishment, respectively and such liabilities are recorded in the books and records of BCMC;

(r)	since June 30, 2002:

(i)	there has not been any material adverse change of any kind whatsoever in the financial position or condition of either BCMC or PeruEx or any damage, loss or other change of any kind whatsoever in circumstances materially affecting the business or the assets of either BCMC or PeruEx or the right or capacity of BCMC or PeruEx to carry on its business;

(ii)	neither BCMC nor PeruEx has waived or surrendered any right of any kind whatsoever of material value;

(iii)	except as permitted under this Agreement, neither BCMC or PeruEx has discharged, satisfied or paid any lien, charge or encumbrance of any kind whatsoever or obligation or liability of any kind whatsoever other than current liabilities in the ordinary course of its business; and

(iv)	the business of BCMC and PeruEx has been carried on in the ordinary course;

(s)	the accounts receivable of BCMC shown on BCMC’s financial statements or recorded in the books and records of BCMC are bona fide, good and collectible without set-off or counterclaim;

(t)	except as disclosed in the financial statements of BCMC and PeruEx attached as Schedule “C” to this Agreement or otherwise disclosed in writing by BCMC, all tax returns and reports of BCMC, BCSP and PeruEx required by law to have been filed have been filed and are substantially true, complete and correct in all material respects and all taxes and other government charges of any kind whatsoever of BCMC, BCSP or PeruEx have been paid or accrued in BCMC’s or PeruEx’s financial statements;

(u)	except as disclosed in the financial statements of BCMC and PeruEx attached as Schedule “C” to this Agreement, BCMC and PeruEx have been assessed for applicable income tax for all of their full or partial fiscal years to and including its most recently completed fiscal year;

(v)	except as disclosed in the financial statements of BCMC and PeruEx attached as Schedule “C” to this Agreement, adequate provision has been made for taxes payable by BCMC, BCSP and PeruEx for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers or other arrangements of any kind whatsoever providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax or governmental charge of any kind whatsoever by BCMC, BCSP or PeruEx;

(w)	except as disclosed in the financial statements of BCMC and PeruEx attached as Schedule “C” to this Agreement, BCMC is not aware of any contingent tax liabilities of BCMC or PeruEx of any kind whatsoever or any grounds which would prompt a reassessment of BCMC or PeruEx;

(x)	BCMC, PeruEx and BCSP have made all collections, deductions, remittances and payments of any kind whatsoever and filed all reports and returns required by it to be made or filed under the provisions of all applicable statutes requiring the making of collections, deductions, remittances or payments of any kind whatsoever in those jurisdictions in which BCMC, PeruEx and BCSP carry on business;

(y)	there are no pensions, profit sharing, group insurance or similar plans or other deferred compensation plans of any kind whatsoever affecting BCMC;

(z)	to the best of its knowledge, none of BCMC, BCSP or PeruEx is in breach of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever in any material respect;

(aa)	the execution and delivery of this Agreement and the performance of the parties’ obligations under this Agreement will not:

(i)	conflict with, or result in the breach or the acceleration of, any indebtedness under, or constitute default under, the charter or constating documents of BCMC, or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which BCMC is a party, or by which it is bound, or any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which it is bound; or

(ii)	to the best of its knowledge, result in the violation of any law, ordinance, statute, regulation, by-law, order or decree of any kind;

(bb)	all machinery and equipment of any kind whatsoever comprised in the Assets is in reasonable operating condition and in a state of reasonable maintenance and repair taking into account its age and use;

(cc)	BCMC maintains insurance against loss of, or damage to, the Assets by all material insurable risks on a replacement cost basis and reasonable insurance with respect to public liability for a business of its size (collectively the “Insurance Coverage”) except that BCMC only has public liability insurance for its motor vehicles and does not have any public liability insurance in respect of its mineral exploration operations at this time based on advice received by BCMC, and all of the policies in respect of such Insurance Coverage are in good standing in all respects and not in default in any material respect;

(dd)	no payments of any kind whatsoever have been made or authorized by BCMC since the date of the Letter Agreement (as hereinafter defined) to or on behalf of the Shareholders or to or on behalf of any of the directors, officers or key employees of BCMC, except in accordance with those compensation arrangements previously disclosed to the EVE USA, or except as contemplated by this Agreement;

(ee)	the contracts and agreements included in Schedule “B” to this Agreement:

(i)	constitute all of the material contracts and agreements of BCMC;

(ii)	except as is noted in Schedule “B” to this Agreement, the contracts are in good standing in all material respects and not in default in any material respect;

(iii)	all of the contracts listed in Schedule “B” can be terminated by BCMC, as applicable, on the notice as specified therein; and

(ff)	to the best of its knowledge, information and belief, all documents and written information delivered by BCMC or its representatives under this Agreement to EVE USA or its representatives are complete and correct in all material respects as of the date of this Agreement.

2.2 Representations and Warranties of EVE — In order to induce BCMC to enter into this Agreement and the Merger Agreement and complete its obligations hereunder and thereunder, EVE represents and warrants to BCMC that, as at the date of execution of this Agreement and immediately prior to the closing of the Merger that:

(a)	EVE was, and remains, duly incorporated under the laws of British Columbia and is in good standing with respect to the filing of annual reports with the British Columbia Registrar of Companies and is not in default of any requirement of the Company Act (British Columbia), it being acknowledged that EVE proposes to continue under the Business Corporations Act (Yukon) prior to the Closing;

(b)	EVE is a “reporting issuer” in British Columbia and Alberta as that term is defined in the Securities Act (British Columbia) and the Securities Act (Alberta) (the “Securities Acts”) and is not in default of any requirement of the Securities Acts;

(c)	the common shares of EVE are listed and trading on TSX Venture Exchange (the “TSXV”) and EVE is not in default of any requirement of its Listing Agreement with TSXV;

(d)	EVE is authorized to issue 50,000,000 Common shares, of which:

(i)	4,000,000 common shares are outstanding; and

(ii)	on the Closing Date, there will be no outstanding options or other rights or any agreements capable of becoming rights or options to acquire common shares except options to purchase 220,000 common shares held by directors and officers of EVE, and options to purchase 140,000 common shares held by consultants of

EVE, and such additional options to be granted to directors, officers, employees and consultants to EVE and its subsidiaries effective on the Closing Date as agreed to between the parties;

(e)	the charter (constating) documents of EVE have not been altered since the incorporation of EVE;

(f)	as at the Closing, there are no commitments, plans or arrangements of any kind whatsoever to issue common shares of EVE, nor are there any outstanding securities of any kind whatsoever calling for the issuance of any of the unissued common shares of EVE save and except as follows:

(i)	the common shares of EVE to be issued or allotted pursuant to this Agreement;

(ii)	the 11,000,000 Units of EVE to be issued or allotted pursuant to the Financing which will close concurrently with the transaction contemplated by this Agreement;

(iii)	the 1,320,000 Agents’ warrants of EVE to be issued to the Agent (representing 12% of the units issued under the Financing) entitling the Agent to purchase up to a total of 1,320,000 common shares of EVE at a price of US$0.50 per share for a term of one year,

(iv)	1,000,000 units (the “Loan Units”) to be issued to the creditors of BCMC as final settlement of the bridge financing referred to in section 5 of this Agreement, each unit consisting of one common share, one-half of one Series A Bridge Warrant and one-half of one Series B Bridge Warrant. Each whole Series A Bridge Warrant entitling the holder to purchase one additional common share of EVE at any time within one year from the date of issuance of the Series A Bridge Warrant at a price of US$0.50 per common share, and each whole Series B Bridge Warrant entitling the holder to purchase one additional common share of EVE at any time within one year from the date of issuance of the Series B Bridge Warrant at a price of US$0.75 per common share;

(v)	up to 66,666 common shares as a bonus to creditors of the Company on re-payment by EVE of up to $200,000 of loans (the “EVE Loan”) made to the Company; and

(vi)	incentive stock options to purchase up to 360,000 common shares granted to EVE’s directors and officers, expiring at various times, and such additional options to be granted to directors, officers, employees and consultants to EVE and its subsidiaries effective on the Closing Date as agreed to between the parties.

(g)	upon their issuance, the Transaction Shares will be validly issued and outstanding, fully paid and non-assessable common shares of EVE registered in the name of the EVE USA, free and clear of all trade restrictions (except as provided for herein or required by applicable laws or regulatory authorities having jurisdiction) and liens, charges or encumbrances of any kind whatsoever;

(h)	all prospectuses, exchange offering prospectuses, offering memoranda, filing statements, information circulars, material change reports, shareholder communications, press releases and other disclosure documents of EVE including, but not limited to, financial statements, each meet their respective disclosure requirements as set out in the governing legislation or policy, and, where applicable, they contain no untrue statement of a material fact (as that term is defined in the Securities Acts) as at the date thereof nor do they omit to state a material fact which, at the date thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made;

(i)	EVE’s only business is to identify and evaluate opportunities for the acquisition of an interest in assets or business and, once identified and evaluated, to negotiate an acquisition or participation subject to receipt of shareholder approval and acceptance for filing by TSXV, and it is duly licensed and has the corporate power to carry on the business carried on by it and to meet its obligations under this Agreement;

(j)	EVE’s financial statements, attached hereto as Schedule “D” are true and correct in every material respect and present fairly and accurately the financial position and results of the operations of EVE for the period then ended and EVE’s financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

(k)	the books and records of EVE disclose all material financial transactions of EVE and such transactions have been fairly and accurately recorded;

(l)	other than the EVE Loan, there are no material liabilities of EVE, whether direct, indirect, absolute, contingent or otherwise, which are not disclosed or reflected in EVE’s financial statements except those incurred in the ordinary course of business of EVE since the date of execution of this Agreement and such liabilities are recorded in the books and records of EVE;

(m)	since June 30, 2002, there has not been any material adverse change of any kind whatsoever to the financial position or condition of EVE or any damage, loss or other change of any kind whatsoever in circumstances materially affecting the business, assets or listing of EVE or the right or capacity of EVE to carry on its business;

(n)	the contracts and agreements included in Schedule “E” to this Agreement constitute all of the material contracts and agreements of EVE;

(o)	all tax returns and reports of EVE required by law to have been filed have been filed and are substantially true, complete and correct and all taxes and other government charges of any kind whatsoever have been paid or accrued in the EVE financial statements;

(p)	EVE has made all collections, deductions, remittances and payments of any kind whatsoever and filed all reports and returns required by it to be made or filed under the provisions of all applicable statutes requiring the making of collections, deductions, remittances or payments of any kind whatsoever in those jurisdictions in which it carries on business;

(q)	EVE has good and sufficient right and authority to enter into this Agreement and to carry out its obligations under this Agreement on the terms and conditions set forth herein, and this Agreement is a binding agreement on EVE enforceable against it in accordance with its terms and conditions;

(r)	there are no outstanding actions, suits, judgments, investigations or proceedings of any kind whatsoever against or affecting EVE, at law or in equity or before or by any Federal, Provincial, State, Municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever nor are there, to the best of its knowledge, any pending or threatened;

(s)	to the best of its knowledge, EVE is not in breach of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever in any material respect;

(t)	the execution and delivery of this Agreement and the performance of its obligations under this Agreement will not:

(i)	conflict with, or result in the breach or the acceleration of any indebtedness under, or constitute default under, the Memorandum and Articles of EVE, or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which EVE is a party or by which it is bound, or any judgment or order of any kind whatsoever of any Court or administrative body of any kind whatsoever by which EVE is bound; or

(ii)	to the best of its knowledge, result in the violation of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever by EVE in any material respect;

(u)	EVE has not incurred and will not incur any liability for brokers or finders fees of any kind whatsoever with respect to this Agreement or any transaction contemplated under this Agreement other than the Financing;

(v)	EVE holds all licences and permits that are required for carrying on its business in the manner in which such business has been carried on and in the manner in which such business will need to be carried on in order for EVE to meet its obligations under this Agreement; and

(w)	neither EVE nor, to the best of EVE’s knowledge, information and belief, its management, has withheld from BCMC any material information necessary to enable BCMC to make an informed assessment and valuation of the business, assets and liabilities of EVE.

2.3 Representations and Warranties of EVE USA — In order to induce BCMC to enter into this Agreement and the Merger Agreement and complete its obligations hereunder and thereunder, EVE USA and EVE jointly and severally represent and warrant to BCMC that, as at the date of execution of this Agreement and immediately prior to the closing of the Merger:

(a)	EVE USA is duly incorporated under the laws of the State of Arizona, and is in good standing with respect to the filing of annual returns with the Arizona Secretary of State;

(b)	EVE USA is authorized to issue 10,000,000 shares of the common stock, of which 8,600,000 shares will on the Closing Date be outstanding;

(c)	other than the shares referred to in paragraph (b), there will on the Closing Date be no outstanding options or other rights or any agreements capable of becoming rights or options to acquire common shares of EVE USA;

(d)	the charter (constating) documents of EVE USA have not been altered since the incorporation of EVE USA or, if they have been, all such alterations are contained and reflected in the minute book of EVE USA;

(e)	all of the material transactions of EVE USA have been promptly and properly recorded or filed in, or with the books or records of, EVE USA and the minute books of EVE USA contain all records of the meetings and proceedings of shareholders and directors of EVE USA since its incorporation;

(f)	EVE USA has good and sufficient right and authority to enter into this Agreement and to carry out its obligations under this Agreement on the terms and conditions set forth herein, and this Agreement is a binding agreement on EVE USA, enforceable against it in accordance with its terms and conditions;

(g)	there are no outstanding actions, suits, judgments, investigations or proceedings of any kind whatsoever against or affecting EVE USA at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever nor are there, to the best of its knowledge, any pending or threatened;

(h)	to the best of its knowledge, EVE USA is not in breach of any applicable law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever in any material respect;

(i)	the execution and delivery of this Agreement and the performance of the parties’ obligations under this Agreement will not:

(i)	conflict with, or result in the breach or the acceleration of any indebtedness under, or constitute default under, the Articles of Incorporation and By-laws of EVE USA, or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which EVE USA is a party or by which it is bound, or any judgment or order of any kind whatsoever of any Court or administrative body of any kind whatsoever by which EVE USA is bound; or

(ii)	to the best of its knowledge, result in the violation of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever by EVE USA in any material respect;

(j)	neither EVE USA nor, to the best of its knowledge, information and belief, its management has withheld from BCMC any material information necessary to enable BCMC to make an informed assessment and valuation of the business, assets and liabilities of EVE USA.

2.4 Representation and Warranty of the Covenantor — In order to induce each of EVE USA and EVE to enter into this Agreement and in the case of EVE USA only the Merger Agreement and complete its obligations hereunder and thereunder, the Covenantor represents and warrants to EVE USA and EVE that, as at the date of execution of this Agreement and immediately prior to the closing of the Merger, to the best of his information, knowledge and belief, after due inquiry, the Covenantor is not aware of any of the representations and warranties of BCMC set out in Section 2.1 that are untrue or inaccurate in any material respect.

3. Conditions to Obligations

         3.1 Conditions to Obligations of the EVE USA and BCMC- The obligations of each of EVE USA and BCMC under this Agreement are subject to the satisfaction on or prior to the Closing Date of all of the following conditions precedent, compliance with which or the occurrence of which may be waived in whole or in part by the respective party in writing.

(a)	Accuracy of Representations, Warranties and Covenants

(i)	Except as otherwise contemplated by this Agreement and the Merger Agreement, all representations and warranties of the other of EVE USA and EVE on the one hand and BCMC on the other hand contained in this Agreement shall be true and correct in every material respect on and as of the Closing Date, with the same effect as though the same had been made on and as of the Closing Date.

(ii)	Each of EVE USA, EVE and BCMC shall have performed and satisfied all agreements, covenants and conditions required by this Agreement and the Merger Agreement to be performed or satisfied by it on or prior to the Closing Date.

(b)	Absence of Litigation — No action or proceedings shall be pending or shall have been instituted or threatened prior to or at the Closing Date before any court or governmental body or authority, the result of which could prevent or make illegal the consummation of the transactions contemplated by this Agreement or which could be materially adverse to the business of any EVE USA and BCMC.

(c)	No Material Adverse Change — There shall not have been any material adverse change in the financial condition, properties, results of operations or business prospects of EVE USA or BCMC, PeruEx or BCSP as at the date of this Agreement and neither EVE USA nor BCMC, PeruEx or BCSP shall have sustained any material destruction, loss or damage to its properties, whether or not insured, which affects its ability to conduct its business.

(d)	Shareholder Approval — Prior to the Closing Date, the shareholders of BCMC, EVE and EVE USA shall have approved the Merger Agreement pursuant to both Arizona and British Columbia law and the rules and policies of the TSXV.

(e)	Exchange Approval – Prior to the Closing Date, EVE shall have received from the TSXV a conditional acceptance notice for the listing of the common shares of EVE upon completion of the transaction contemplated herein, including the Merger and the Financing, subject to filing of usual documentation.

3.2 Conditions Precedent of EVE and EVE USA — EVE’s and EVE USA’s obligations under this Agreement are subject to the fulfilment of the following conditions as of the Time of Closing:

(a)	EVE shall have been able to complete its investigations into the affairs of BCMC and PeruEx to its reasonable satisfaction;

(b)	the solicitors for BCMC shall deliver such opinions as are required by the EVE and EVE USA dated as of the Closing Date, in form and substance acceptable to EVE USA and its lawyers, acting reasonably;

(c)	the Covenantor and David Volkert shall have entered into a three-year consulting agreement with BCMC (which will be merged into EVE USA pursuant to the Merger Agreement) and EVE on terms reasonably satisfactory to both parties; and

(d)	the Shareholders and BCMC shall have complied with all of their respective covenants and agreements contained in this Agreement and the Letter Agreement.

3.3 Conditions Precedent of BCMC — BCMC’s obligations under this Agreement are subject to the fulfilment of the following conditions as of the Time of Closing:

(a)	BCMC shall have been able to complete its investigations into the affairs of EVE USA and EVE to its reasonable satisfaction;

(b)	the solicitors for EVE USA shall deliver an opinion dated as of the Closing Date, in form and substance acceptable to BCMC and its lawyers, acting reasonably;

(c)	EVE being in a position to close the Financing immediately following the Closing, including being in a position to receive the net proceeds of the Financing;

(d)	the Shareholders and the EVE USA and EVE shall have complied with all of their respective covenants and agreements contained in this Agreement and the Letter Agreement;

(e)	at or prior to the Time of Closing, EVE shall have issued the Transaction Shares to EVE USA to permit the Merger to be effected in accordance with the terms of the Merger Agreement and this Agreement;

(f)	Completion of the transfer of escrow shares as set out in section 5 of the letter agreement (the “Letter Agreement”) dated May 6, 2002 between, among others, EVE and BCMC including, without limitation, the execution and delivery of all necessary escrow agreements prescribed by the TSXV in connection with such escrow shares;

(g)	EVE shall have delivered at Closing an executed Anti-Dilution Agreement (as hereinafter defined) incorporating the terms set out in section 6 of this Agreement; and

and if such conditions have not been fulfilled by the Time of Closing or such later date that the parties may mutually agree upon, unless waived by the party in whose favour such unfulfilled condition runs, this Agreement shall terminate and be of no further force and effect.

3.4 Deliveries by the Acquired Corporation — At the Time of Closing on the Closing Date, the Acquired Corporation shall deliver to EVE and EVE USA the following documents:

(a)	a certified true copy of the resolutions of the directors and the Shareholders of BCMC evidencing approval of this Agreement and all of the transactions of PeruEx and BCMC contemplated hereunder and the resolutions shall include specific reference to:

(i)	the Merger of BCMC with EVE USA as provided for in this Agreement and the Merger Agreement; and

(ii)	the cancellation of the share certificates (the “Old Certificates”) representing the share held by the Shareholders; and

(iii)	all other matters necessary or desirable to effect the Merger

(b)	the Principal Escrow Agreement;

(c)	the Pooling Agreements;

(d)	the solicitors for BCMC shall deliver such opinions as are required by each of EVE and EVE USA dated as of the Closing Date, in form and substance acceptable to each of EVE and EVE USA and its lawyers, acting reasonably;

(e)	executed consulting agreements between EVE, BCMC and each of the Covenantor and David Volkert, on terms mutually satisfactory to the parties;

(f)	a certificate signed by authorized representatives of BCMC that the representations and warranties of BCMC contained in this Agreement are true and correct in every material respect as of the Time of Closing on the Closing Date;

(g)	if the parties settle on a mutually acceptable form of closing agenda prior to the Time of Closing, then such other Closing documents as are listed on that closing agenda to be delivered by the Acquired Corporation;

(h)	the Old Certificates, with the form of transfer on the reverse duly executed for transfer or accompanied by a duly executed stock power of attorney; and

(i)	if the parties choose not to or are unable to settle on a mutually acceptable form of closing agenda prior to the Time of Closing, then such other materials that are, in the opinion of EVE and BCMC, each acting reasonably, required to be delivered by BCMC in order for them to meet their obligations under this Agreement.

3.5 Deliveries by EVE USA — At the Time of Closing on the Closing Date, EVE USA shall deliver to BCMC:

(a)	certified true copies of the resolutions of the directors of each of EVE and EVE USA evidencing the approval of this Agreement and all of the transactions of each of EVE and the Acquiring Corporation contemplated hereunder;

(b)	certified true copies of the resolutions of the shareholders of EVE and the Acquiring Corporation evidencing the approval of this Agreement and the transactions contemplated hereunder;

(c)	evidence of all necessary regulatory approvals to the transactions contemplated by this Agreement;

(d)	share certificates representing the Transaction Shares registered in the names of the Shareholders in accordance with the terms hereof;

(e)	evidence of the issue of the share and Series “A” warrant certificates representing the Units issued on the Financing and all other documents and matters in relation to the closing of the Financing;

(f)	the Principal Escrow Agreement entered into by EVE’s original escrow shareholders;

(g)	the solicitors for each of EVE and EVE USA shall deliver such opinions as are required by the BCMC and dated as of the Closing Date, in form and substance acceptable to BCMC and its lawyers, acting reasonably;

(h)	certificates signed by two directors or officers of EVE and the sole director and officer of EVE USA that the representations and warranties of each of EVE and EVE USA contained in this Agreement are true and correct in every respect as of the Time of Closing on the Closing Date;

(i)	the Anti-Dilution Agreement in form and substance acceptable to BCMC and its lawyers, acting reasonably duly executed by EVE;

(j)	if the parties settle on a mutually acceptable form of closing agenda prior to the Time of Closing, then such other Closing documents as are listed on that closing agenda as Closing documents to be delivered by EVE USA; and

(k)	if the parties choose not to or are unable to settle on a mutually acceptable form of closing agenda prior to the Time of Closing, then such other materials that are, in the opinion of BCMC, acting reasonably, required to be delivered by EVE USA in order for it to meet its obligations under this Agreement.

4. Deposit

BCMC acknowledges having received deposits from EVE of C$25,000 as a non-refundable deposit and C$100,000 as a refundable deposit, secured by a U.C.C. general security agreement providing for a security interest over the present and future assets of BCMC. BCMC is obligated to repay the refundable deposit in the event that BCMC Break-Fee becomes payable by EVE USA under section 10 hereof.

5. Bridge Financing

The EVE acknowledges and agrees that it has entered into loan agreements with BCMC and certain lenders whereby EVE has agreed, conditional upon the Closing, to repay outstanding loans of BCMC of up to $500,000 through the issuance of up to 1,000,000 units of EVE, each unit consisting of a common share of EVE and one-half of a Series “A” common share purchase warrant of EVE and one-half of a Series “B” common share purchase warrant of EVE.

6. Anti-Dilution

In order to maintain their respective percentage ownership interest in the common shares of EVE, calculated on a fully-diluted basis as of the date of the TSXV’s final acceptance notice to the completion of this Share Exchange following the Closing, effective as of the Closing of the Share Exchange and for a period of two years thereafter, the then former Shareholders of BCMC will have the non-transferable right to participate, on a pro-rata basis, in any financing by way of common share issue from treasury undertaken by the EVE.

During the two-year period, EVE will provide each Shareholder with notice of such financing and each Shareholder will have 10 business days from receipt of such notice to give notice to the EVE that it wishes to participate in the financing. If EVE does not receive such notice from a Shareholder within the designated time frame, the Shareholder loses its right to participate in such financing, but without prejudice to its right to participate in subsequent financings by way of common share issue from treasury during the two-year period.

The notice of a financing referred to above will be delivered and governed by the provisions of paragraph 11 of this Agreement.

EVE shall on the Closing Date enter into an agreement (the “Anti-Dilution Agreement”) with the Shareholders providing for the rights as set forth in this paragraph 6 in form and substance acceptable to BCMC and its lawyers, acting reasonably.

7. Ordinary Course

Until the Closing, no party shall, without the prior written consent of the other parties, enter into any contract in respect of its business or assets, other than in the ordinary course of business, and each party shall continue to carry on its business and maintain its assets in the ordinary course of business, with the exception of reasonable costs incurred in connection with the Closing and the Financing, and, without limitation, but subject to the above exceptions, shall maintain payables and other liabilities at levels consistent with past practice, shall not engage in any extraordinary material transactions and shall make no distributions, dividends or special bonuses, shall not repay any shareholders’ loans, or enter into or renegotiate any employment or consulting agreement with any senior officer except those called for by this Agreement, in each case without the prior written consent of the other

8. Standstill Agreement

From the date of the acceptance of this Agreement until completion of the transactions contemplated herein or the earlier termination hereof, EVE, BCMC and EVE USA will not, directly or indirectly, solicit, initiate, assist, facilitate, promote or encourage proposals or offers from, entertain or enter into discussions of negotiations with or provide information relating to the securities, business, operations, affairs or financial condition of EVE, BCMC or EVE USA to any persons, entity or group in connection with the acquisition or distribution of any securities of EVE, BCMC or EVE USA, or any amalgamation, merger consolidation, arrangement, restructuring, refinancing, sale of any material assets or part thereof EVE, BCMC or EVE USA, unless such action, matter or transaction is part of the transactions contemplated in this Agreement or the Financing or is satisfactory to, and is approved in writing in advance by the other party hereto or is necessary to carry on the normal course of business.

9. Public Disclosure

No disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated herein will be made by either party without the prior written agreement of the other party as to timing, content and method, providing that the obligations herein will not prevent either party from making, after consultation with the other party, such disclosure as its counsel advises is required by applicable laws or the rules and policies of the TSXV or as is required to carry out the transactions contemplated in this Agreement or the obligations of any of the parties hereto.

Unless and until the transactions contemplated in this Agreement will have been completed, except with the prior written consent of the other party, each of the parties and its respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from the other party in strictest confidence, except such information and documents available to the public or as are required to be disclosed by applicable law.

All such information in written form and documents will be returned to the party originally delivering them in the event that the transactions provided for in this Agreement are not completed.

10. Break Fees

10.1 EVE — The parties agree and acknowledge that a payment of an amount equal to all of EVE’s out-of-pocket expenses and costs incurred in connection with this Agreement (“EVE Out-of-Pocket Expenses”) together with an amount equal to 10% of the purchase price (the “10% Amount”) receivable or received by BCMC or the Shareholders in respect of the Non-Acquiring Corporation Transaction (as hereinafter defined) (the EVE Out-of-Pocket Expenses and the 10% Amount are hereinafter collectively called the “EVE Break Fee”) represents a reasonable estimate of the expenses and costs incurred by EVE in connection with this Agreement including, without limitation, amounts paid or payable to financial advisors and their legal counsel, auditors, legal counsel, printers, transfer agent and other arm’s length third parties that perform services on behalf of EVE in connection with this Agreement, the due diligence review conducted by EVE in connection with this Agreement, all other management and consulting services provided to EVE, fees relating to the Financing, the preparation and mailing of the disclosure and other documents, other steps to implement this Agreement and the Financing and the costs including any and all opportunities lost by EVE as a result of entering into the standstill arrangements hereunder.

In the event of the successful completion by December 31, 2003 of a transaction (the “Non-Acquiring Corporation Transaction”) not involving EVE and involving the outstanding securities of BCMC, PeruEx and/or all or substantially all of the assets of BCMC or/or PeruEx to which EVE is not a party, the announcement or effect of which transaction (i) precludes EVE completing this Agreement or (ii) makes it highly imprudent for EVE to proceed with this Agreement, BCMC shall pay the EVE Break Fee to EVE as full reimbursement to EVE and EVE USA for any and all expenses paid or required to be paid by EVE or other costs incurred by EVE in connection with this Agreement and the transactions contemplated hereby. On the completion of the Non-Acquiring Corporation Transaction, BCMC agrees to pay to EVE the EVE Out-of-Pocket Expenses in cash based on a statement of EVE’s Out-of Pocket Expenses provided to BCMC by EVE and to cause the 10% Amount to be paid in the same form of consideration as is paid or payable to BCMC or the Shareholders pursuant to the Non-Acquiring Corporation Transaction.

10.2 BCMC — EVE agrees to pay to BCMC an amount (the “Acquired Corporation Break Fee”) equal to all of BCMC’s out-of-pocket expenses and costs incurred in connection with this Agreement including, without limitation, amounts paid or payable to financial advisors and their legal counsel, auditors, legal counsel, and other arm’s length third parties that perform services on behalf of BCMC in connection with this Agreement and the due diligence review conducted by BCMC in connection with this Agreement, in the event that the closing of this Agreement does not occur as a result of a breach of this Merger Agreement by EVE or BCMC.

11. Miscellaneous Provisions

11.1 Notices — Any notice or demand required or permitted to be given hereunder shall be in writing and shall be deemed effective 48 hours after having been deposited in the United States mail, postage prepaid, registered or certified, return receipt requested and addressed as to each party in the following manner:

To the EVE USA & EVE:	Attn: Catherine McLeod-Seltzer

Suite 2393, 595 Burrard Street Vancouver, BC V7X 1K8

and after November 20, 2002: Attn: Catherine McLeod-Seltzer Suite 410-625 Howe Street Vancouver, BC V6C 2T6

With a copy to:	Attn: Paul Visosky NEXUS Venture Capital Lawyers 3400 – 666 Burrard Street Vancouver, BC V6C 2X8

To BCMC and the Covenantor:	Attn: Andrew T. Swarthout 8340 N. Thornydale Rd. #110 PMB 262 Tucson, Arizona, 85741

With a copy to:	Attn: Corey Dean DuMoulin Black

10th floor, 595 Howe Street Vancouver, BC V6C 2T5

- and -

Leo Smith 6985 North Oracle Road Tuscon, Arizona 85704

Any party may change the address to which such notices are to be addressed by giving the other party notice in the manner set forth herein.

11.2 Entire Agreement — This Agreement and the Merger Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties, and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein save and except for section 5 of the Letter Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party against whom it is asserted and delivered by that party to each of the other parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

11.3 Captions — The title or headings of the various sections, articles and paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed for any purpose whatever to modify or explain or place any construction upon any of the provisions of this Agreement.

11.4 Number — Throughout this Agreement, wherever the context so requires, the singular shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

11.5 Severability — If any provision in this Agreement or in any other agreement or covenant delivered at or prior to the Closing pursuant to the terms of this Agreement shall be held invalid or unenforceable, such provision shall be ineffective to the extent of such invalidity or unenforceability, but shall not invalidate or affect the validity or enforceability of the remaining provisions of this Agreement.

11.6 Counterparts — This Agreement is being executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

11.7 Successors and Assigns — All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, transferees, successors and assigns.

11.8 Governing Law — The parties hereby agree that this Agreement shall be construed, enforced and governed by the laws of the State of Arizona.

11.9 Attorneys’ Fees — In the event any party hereto shall institute an action to enforce any rights or collect any damages hereunder, the prevailing party in such action shall be entitled, in addition to any other relief awarded by the court, to such reasonable attorneys’ fees as the court may award.

11.10 Survival — The representations, warranties, covenants or agreements made herein shall survive the Effective Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

EVEOLUTION VENTURES (USA), INC.		BEAR CREEK MINING COMPANY

By	“Catherine McLeod-Seltzer”	By	“Gerald Van Voorhis”
	Catherine McLeod-Seltzer, President		Gerald Van Voorhis, Vice President

EVEOLUTION VENTURES INC.

By	“Cheryl Wheeler”	By	“Andrew T. Swarthout”
	Cheryl Wheeler, President		ANDREW T. SWARTHOUT

SCHEDULE “A”
TO THE REPRESENTATION AGREEMENT
DATED FOR REFERENCE OCTOBER 10, 2002

List of Shareholders and Residence, Partnership Securities and Allocation
of EVE USA’s Transaction Shares and EVE USA’s Transfer Shares

Vendors and Residence	Shares	Transaction Shares	Transfer Shares	Total EVE Shares

Andrew T. Swarthout & Karen Swarthout Tucson, AZ	321,976	321,976	156,000	477,976

Gerald D. Van Voorhis & Mary Lou Van Voorhis Park City, UT	321,979	321,979	156,000	477,979

Kevin P. Morano Pennington, NJ	247,676	247,676	120,000	367,676

Lowell Family Trust Rio Rico, AZ	173,373	173,373	84,000	257,373

David F. Volkert & Cynthia A. Beardsley Lima, Peru	173,373	173,373	84,000	257,373

William Dowd Westfield, NJ	193,727	193,727	47,368	241,095

William L. Edwards Palo Alto, CA	387,454	387,454	94,737	482,191

R.G. Fanelli Madison, CT	193,727	193,727	47,368	241,095

Richard Jay Kogan Short Hills, NJ	193,727	193,727	47,368	241,095

Lowell Family Limited Partnership Rio Rico, AZ	387,454	387,454	94,737	482,191

Francis R. McAllister Mesquite, NV	387,454	387,454	94,737	482,191

Kevin Morano Pennington, NJ	387,454	387,454	94,737	482,191

MK Gold Company Salt Lake City, UT	3,874,537	3,874,537	947,368	4,821,905

Keith & Marjorie Lloyd St. Peter Port, Guernsey	193,727	193,727	47,368	241,095

Richard deJ. Osborne New York, NY	193,727	193,727	47,368	241,095

William L. Paul III Akoharetta, GA	193,727	193,727	47,368	241,095

Christopher F. Schultz Brooklyn, NY	193,727	193,727	47,368	241,095

Vendors and Residence	Shares	Transaction Shares	Transfer Shares	Total EVE Shares

Charles B. Smith Mesa, AZ	387,454	387,454	94,737	482,191

James Wood Saddle River, NJ	193,727	193,727	47,368	241,095

TOTAL	8,600,000	8,600,000	2,400,000	11,000,000

SCHEDULE “B”
TO THE REPRESENTATION AGREEMENT
DATED FOR REFERENCE OCTOBER 10, 2002

Assets of BCMC

as at October 10, 2002

List of properties and assets

Mining claims:

CODIGO	CLAIM NAME	DATE ACQUIRED	# HECTARES	BCMC CLAIM	OPTION AGREEMENT	Project

01-01543-00	OSO	4-Jul-2000	800	X		Unassigned

01-01547-00	OSO 1	4-Jul-2000	1,000	X		Unassigned

01-01546-00	OSO 2	4-Jul-2000	1,000	X		Unassigned

01-01544-00	OSO 3	4-Jul-2000	700	X		Unassigned

01-01545-00	OSO 4	4-Jul-2000	800	X		Unassigned

01-01594-00	OSO 5	11-Jul-2000	900	X		Unassigned

01-01573-00	OSO 10	4-Jul-2000	1,000	X		Unassigned

01-01575-00	OSO 11	4-Jul-2000	900	X		Unassigned

01-01574-00	OSO 12	4-Jul-2000	800	X		Unassigned

01-01572-00	OSO 13	4-Jun-2000	800	X		Unassigned

01-00088-02	OSO 14	9-Jan-2002	200	X		Unassigned

01-00837-02	OSO 15	17-May-2002	100	X		Pechereque (Palmar)

01-00967-02	OSO 17	7-Jun-2002	939.6775	X		Pechereque (Palmar)

01-00717-02	Pechereque 10	3-Jun-2002	200		X	Pechereque (Palmar)

01-00838-02	OSO 16	17-May-2002	400	X		Lomo de Camello- Trend

01-00969-02	OSO 18	7-Jun-2002	800.001	X		Lomo de Camello - Trend

01-00966-02	OSO 19	7-Jun-2002	980.0017	X		Lomo de Camello - Trend

01-00968-02	OSO 20	7-Jun-2002	500	X		Lomo de Camello - Trend

10011653X01	Yuri I - 2000	Pending Final Agreement	995		X	Lomo de Camello

01-02439-99	Carola JCE	17-Jan-2002	200		X	Lomo de camello

01-00157-01	Paraiso Minero IX	17-Jan-2002	100		X	Lomo de camello

01-00344-01	Paraiso Minero XII	17-Jan-2002	300		X	Lomo de camello

01-00210-01	Paraiso Minero X	17-Jan-2002	100		X	Lomo de camello

01-01140-01	Puchero	31-Oct-2001	600		X	Ataspaca

CODIGO	CLAIM NAME	DATE ACQUIRED	# HECTARES	BCMC CLAIM	OPTION AGREEMENT	Project

01-01139-01	Brisa 1	2-Nov-2001	600		X	Ataspaca

01-03058-94	Santa Rosa 94 de Ispacas	14-Mar-2002	200		X	Santa Rosa

01-09272-95	Santa Rosa II 95 de Ispacas	14-Mar-2002	700		X	Santa Rosa

01-09273-95	Santa Rosa III 95 de Ispacas	14-Mar-2002	100		X	Santa Rosa

06008353X01	Cinco Hermanos	22-Jul-2002	100		X	Estrella

010204399	Jaime 1	22-Jul-2002	600		X	Estrella

010204499	Julia 1	22-Jul-2002	600		X	Estrella

LOS CRISTALES II	Maximo Tejada Rivera	termino de opción y cesion minera

LOMO DE CAMELLO	Julio Cesar Huerta de Paz	Opcion de Transferencia y Ce. Minera

AURORA	Luis Alberto Elorrieta Valencia	Opcion de Transferencia y Ce. Minera	(Parombamba II)

AURORA	Mario Latorre Lopez		(Parombamba II)

SANTA ROSA	Luis felipe Vera	Opcion de Transferencia y Ce. Minera

Explanation of terms for properties under option agreement:

Ataspaca Project — Puchero and Brisa 1 mineral claims are held under a joint venture agreement between Southwest Resources and Bear Creek Mining Co., Sucursal del Peru (BCMC) wherein BCMC earns a 50% interest upon expending $50,000 in exploration. Subsequent exploration is carried out under a JV agreement, with BCMC as manager, with standard dilution clauses.

Santa Rosa Project — Santa Rosa 94 de Ispacas, Santa Rosa II 95 de Ispacas, and Santa Rosa III 95 de Ispacas mineral claims are held under an option to purchase agreement between BCMC and the owner, Felipe Vera. The terms for the purchase of a 100% undivided interest are as follows:

Date	Amount of Payment

Sept. 14, 2002	$65,000 US

Mar. 14, 2003	90,000

Mar. 14, 2004	175,000

Mar. 14, 2005	250,000

Mar. 14, 2006	320,000

TOTAL	$900,000

Lomo del Camello Project — Carola JCE, Paraiso Minero IX, Paraiso Minero XII and Paraiso Minero X mineral claims are held under an option to purchase agreement between BCMC and the owner, Paraiso SMRL, under the following terms:

Year	Paraiso

On signing	30,000

6 months	40,000

Year 1	100,000

Year 2	200,000

Year 3	240,000

TOTAL	610,000

Estrella Project — Pursuant to an Option to Purchase and Lease Agreement signed on July 22, 2002, Jannette Vergara Herrera, Jaime Oswaldo Vergara Leon and Carmen Julia Herrera Galdo de Vergara (collectively, the “Estrella Titleholder”) granted an option to Bear Creek Mining Company – Sucursal del Peru (“BCSP”) to acquire up to 100% of Cinco Hermanos, code 8353, Jaime 1, code 01-02043-99, Julia, code 01-02044-99 (collectively, the “Estrella Mineral Rights”) within a maximum 48 month term commencing July 22, 2002 and leased the Estrella Mineral Rights to BCSP, for exploration purposes, for the same 48 month term.

The purchase price for the acquisition of the Estrella Mineral Rights is US$3,000,000. BCSP is required to pay staged deposits to the Estrella Titleholder of an aggregate of up to US$750,000 over a period of three years commencing July 22, 2002 as follows:

Amount	Date
US$25,000	July 22, 2002 (on signing) (paid)

US$50,000	January 23, 2003 (one day following 6 months of signing)

US$75,000	July 23, 2003 (one day following 1st anniversary)

US$250,000	July 23, 2004 (one day following 2nd anniversary)

US$350,000	July 23, 2005 (one day following 3rd anniversary)

Failure to pay any of the deposits when due, is an act of default, which if not remedied allows the Estrella Titleholder to terminate the Option to Purchase and Lease Agreement. The deposits are deducted from the purchase price if the option is exercised, and forfeited if the option is not exercised.

Subject to the approval of BCSP’s exploration project, pursuant to Peruvian environmental regulations, BCSP is required to make work expenditures in relation to the Estrella Mineral Rights as follows:

Expenditures	Due Date
US$50,000	during the first six months following August 22, 2002, upon which BCSP entered into agreements with owners of surface lands located within or outside the external boundaries of the Estrella Mineral Rights that are deemed by BCSP to be necessary to obtain access to the Estrella Mineral Rights for the performance of the exploration works (the “Estrella Surface Rights Agreements”). These expenditures include a minimum drilling commitment of 200 meters;

US$150,000	during the second half of the first year signing of the Estrella Surface Rights Agreements commencing February 22, 2003;

US$200,000	during the second year following the 1st anniversary of the Estrella Surface Rights Agreements calculated commencing August 22, 2003;

US$250,000	during the third year following the 2nd anniversary of the Estrella Surface Rights Agreements calculated commencing August 22, 2004; and

US$350,000	during the fourth year calculated commencing August 22, 2005.

Upon exercise of the option, the Estrella Mineral Rights shall be automatically transferred to BCSP. Only BCSP can terminate the Option to Purchase and Lease Agreement on a 30-day notice, given at any time, to the Estrella Titleholder via a public notary, or assign its interest in the Option to Purchase and Lease Agreement. If BCSP terminates the Option to Purchase and Lease Agreement within the first twelve months, BCSP is required to pay to the Estrella Titleholder US$5,000 for each full month remaining to complete the six months, provided that the termination takes place within the first six months, and US$7,500 for each full month remaining to complete the second six months of the first year, provided that the termination takes place during the second half of the first year.

BCSP is expressly authorized to assign its interest in the Option to Purchase and Lease Agreement at any time after January 23, 2004, and prior thereto with the Estrella Titleholder’s approval, such approval not to be unreasonably withheld. If BCSP assigns the Agreement to a third party, BCSP shall pay the Estrella Titleholder 10% of any profit that BCSP may make as a result of the assignment or of any transfer of the Estrella Mineral Rights (profit being calculated as the balance of the transfer price less the exploration expenditures incurred by BCSP to date), and grant the Estrella Titleholder a Net Smelter Returns Royalty of 1.5% from the Estrella Mineral Rights.

The aggregate consideration for the lease of the CJJ Mineral Rights is US$300, including VAT.

La Pampa Project

BCMC has entered into a letter of intent dated July 31, 2002 (the “La Pampa LOI”) to acquire the exclusive right to earn an interest in the La Pampa Property (La Pampa uno Codigo 01-00168-99; La Pampa dos 01-00191-99) in the Department of Lamabayeque, Peru (the “La Pampa Property”), the mineral rights to which are held by Minera Solitario Peru S.A.C. (“MSP”). MSP is a wholly owned subsidiary of Solitario Resources Corporation (“Solitario”) of Denver, Colorado. The La Pampa Property covers a 19 square kilometer area near Chongoyape, Peru.

Pursuant to the La Pampa LOI, BCMC has the option to acquire an interest in the La Pampa Property by way of the acquisition of a shareholder’s interest in a new corporate entity to be formed under the laws of Peru (“Newco”) and which shall hold as its sole assets the La Pampa Property and its initial capital. MSP and BCMC may enter into an Operating Agreement at such time as BCMC deems appropriate which provides for the terms under which BCMC shall conduct exploration during the option period and under which MSP and BCMC may jointly invest in the property through Newco after BCMC has vested its interest in Newco.

In order to acquire a 51% interest in Newco, BCMC must undertake the following cumulative work commitments with respect to the La Pampa Property:

Completion Date	Work Expenditure (US$)

July 31, 2003	100,000

July 31, 2004	300,000

July 31, 2005	700,000

July 31, 2006	1,300,000

July 31, 2007	2,100,000

TOTAL:	US$4,500,000

BCMC may accelerate the schedule of its work commitment. BCMC is not obligated to make the foregoing commitments unless is wishes to acquire the interest in the La Pampa Property. However, under the LOI BCMC is obligated to complete at least 1000 metres of exploration drilling by July 31, 2003, subject to BCMC acquiring surface rights to perform exploration from the title holder(s) of the La Pampa Property under favourable terms and within a reasonable time frame. BCMC estimates the cost of such exploration drilling will not exceed US$70,000 which BCMC intends to pay from existing working capital.

BCMC may elect to increase its corporate interest in Newco to 65% by committing to complete a bankable feasibility study within two years of its election to exercise the option. If a party’s interest in Newco is diluted to 10%, such party’s interest shall revert to a 2.5% Net Smelter Return.

The La Pampa LOI shall terminate on the earlier of i) written notice by BCMC to Solitario (obligations of BCMC to pay surface rights, lease and tax payments with respect to the La Pampa Property shall endure for 45 days from notice of termination); ii) BCMC failing to complete the cumulative work commitments in accordance with the schedule; iii) the mutual agreement of both parties; or (iv) BCMC failing to acquire access rights within tens months of signing the La Pampa LOI.

Miscellaneous Assets of the Acquired Company and BCSP:

Two (2) year 2000 Toyota HiLux 4 X 4 trucks
One (1) HP Vectra PC
One (1) HP LaserJet printer
One (1) Xerox copy machine
Various standard office furniture
Various field equipment, including three (3) GPS units

Permitted Encumbrances

1.	UCC Financing Statement in favour of EVE;

2.	General Security Agreement dated June 18, 2002 between EVE and BCMC;

3.	The obligations of BCMC under the Option to Purchase and Lease Agreements referred to under “List of Material Contracts”;

List of Material Contracts

1.	Option to Purchase and Lease Agreement dated June 3, 2002 between BCSP, Felix Faustino Elias Farfan and Raquel Amalia Vera Torres granting an option to purchase and lease the Pechereque Mineral Rights;

2.	Option to Purchase and Lease Agreement dated January 17, 2002 between BCSP and Julio Cesar Huerta Depaz granting an option to purchase and lease the Carola/Paraiso Mineral Rights;

3.	Option to Purchase and Lease Agreement dated March 15, 2002 between BCSP, Felipe Denecio Vera Palomino and Rosa Juana Palomino Neyra granting an option to purchase and lease the Santa Rosa Mineral Rights;

4.	Option to Purchase and Lease Agreement dated July 19, 2002 between BCSP, Jannette Vergara Herrera, Jaime Oswaldo Vergara Leon and Carmen Julia Herrera Galdo de Vergara granting an option to purchase and lease the CJJ Mineral Rights;

5.	General Security Agreement dated June 18, 2002 between EVE and BCMC;

6.	The Merger Agreement;

7.	This Representation Agreement;

8.	Consulting Agreements dated as of September 27, 2002 between EVE, BCMC and each of Andrew Swarthout and David Volkert;

SCHEDULE “C”
TO THE REPRESENTATION AGREEMENT
DATED FOR REFERENCE OCTOBER 10 2002

Financial Statements of Bear Creek Mining Company and Peru Exploration Venture LLLP

SCHEDULE “D”
TO THE REPRESENTATION AGREEMENT
DATED FOR REFERENCE OCTOBER 10, 2002

Financial Statements of EVEolution Ventures Inc.

SCHEDULE “E”
TO THE REPRESENTATION AGREEMENT
DATED FOR REFERENCE OCTOBER 10, 2002

Material Contracts of EVEolution Ventures Inc.

1.	General Security Agreement dated June 18, 2002 between EVE and BCMC;

2.	The Merger Agreement;

3.	This Representation Agreement;

4.	Anti-Dilution Agreement dated as of the date of Closing of the Proposed Transaction between EVE and each of the Partnership Security Holders;

5.	Consulting Agreements dated as of September 27, 2002 between EVE, BCMC and each of Andrew Swarthout and David Volkert;

6.	Stock Option Agreements dated various dates, with respect to EVE’s existing stock options between EVE and each of Catherine McLeod-Seltzer, Cheryl Wheeler, Lenora Gates, Melanie McMillan, Mat Wilcox, Neil MacKenzie, Karen Anderson and Lisa Pankratz;

7.	CPC Escrow Agreement dated as of the Closing Date, among EVE, Pacific Corporate Trust Company, Cheryl Wheeler, Lenora Gates and Melanie McMillan;

8.	New Escrow Agreement dated as of the Closing Date, among EVE, Pacific Corporate Trust Company, and certain Partnership Security Holders and Catherine McLeod-Seltzer;

9.	Voluntary Pooling Agreement dated as of the Closing Date, among EVE, Pacific Corporate Trust Company and certain Partnership Security Holders;

10.	Sponsorship and Agency Agreement dated •, 2002 among EVE, Haywood Securities Inc., BCMC and PeruEx;

11.	Consulting Agreements dated as of the Closing Date, between EVE and each of Cheryl Wheeler, Lenora Gates and Melanie McMillan;

12.	Option to Purchase and Lease Agreement dated June 3, 2002, and amendment thereto, between BCSP, Felix Faustino Elias Farfan and Raquel Amalia Vera Torres granting an option to purchase and lease the Pechereque Mineral Rights;

13.	Option to Purchase and Lease Agreement dated January 17, 2002 between BCSP and Julio Cesar Huerta Depaz granting an option to purchase and lease the Carola/Paraiso Mineral Rights;

14.	Option to Purchase and Lease Agreement dated March 15, 2002 between BCSP, Felipe Denecio Vera Palomino and Rosa Juana Palomino Neyra granting an option to purchase and lease the Santa Rosa Mineral Rights; and

15.	Option to Purchase and Lease Agreement dated July 19, 2002 between BCSP, Jannette Vergara Herrera, Jaime Oswaldo Vergara Leon and Carmen Julia Herrera Galdo de Vergara granting an option to purchase and lease the CJJ Mineral Rights.